                                                                    EXHIBIT 11.1

                                 WEBTV NETWORKS


                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                 PERIOD FROM
                                                  INCEPTION                             THREE
                                                  (JUNE 30,        YEAR              MONTHS ENDED
                                                  1995) TO        ENDED                JUNE 30,
                                                  MARCH 31,      MARCH 31,   ----------------------------
                                                    1996           1997           1996          1997
                                                -------------  ------------  -------------  -------------
                                                                              (UNAUDITED)
Weighted average common shares
 outstanding during the period                   13,462,963     17,934,964    15,063,961     19,114,333
Convertible preferred stock                       1,083,924     10,318,749     6,896,807     14,141,451
                                                -----------   ------------   -----------   ------------

Total                                            14,546,887     28,253,713    21,960,768     33,255,784
                                                ===========   ============   ===========   ============
Net loss                                        $(3,232,410)  $(42,767,894)  $(3,045,567)  $(17,472,591)
                                                ===========   ============   ===========   ============
Pro forma net loss per share                    $     (0.22)  $      (1.51)  $     (0.14)  $      (0.53)
                                                ===========   ============   ===========   ============

                                       38